Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0986
statement pursuant to Securities and Exchange Commission Rule 83

Exhibit 99.1

Comunicaciones Celulares, S.A.

Financial statements

As at December 31, 2017 and 2016 and for the years then ended

With independent auditors’ report

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0987
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.

Financial statements

As at December 31, 2017 and 2016 and for the years then ended

Content

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0988
statement pursuant to Securities and Exchange Commission Rule 83

Independent auditors’ report

To the Shareholders and the Board of Directors of

Comunicaciones Celulares, S.A.

We have audited the accompanying financial statements of Comunicaciones Celulares, S.A., which comprise the statements of financial position as of December 31, 2017 and 2016, and the related statements of comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comunicaciones Celulares, S.A. at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards.

/s/ Ernst & Young, S.A.

Ernst & Young, S.A.

Guatemala City

August 15, 2018

A-243-2018

1

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0989
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Statements of financial position
As at December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	Notes	2017		2016
Assets
Current assets
Cash	6	Q	1,800,361	Q	1,726,467
Accounts receivable	7		465,086		406,408
Accounts receivable from related parties	8		2,167,923		3,019,842
Inventories	10		5,980		3,237
Other assets	9		25,962		29,994
Other financial assets	4.17		129,475		64,053
			4,594,787		5,250,001
Non-current assets
Property, plant and equipment	11		3,397,295		3,919,547
Intangible assets	12		577,526		545,713
Accounts receivable from related parties	8		2,596,909		1,509,914
Deferred income tax assets	19		11,838		9,674
Other non-current financial assets			1,588		1,525
Total assets		Q	11,179,943	Q	11,236,374

Liabilities and equity
Current liabilities
Accounts payable	14	Q	542,650	Q	748,872
Accounts payable to related parties	8		318,137		310,010
Income tax payable	19		54,211		45,265
Deferred revenue	16		248,110		212,132
Accrued interest			162,705		166,636
Other accounts payable	15		55,307		29,047
			1,381,120		1,511,962
Non-current liabilities
Loans	13		5,947,545		6,070,051
Provisions	17		258,900		235,698
Total liabilities			7,587,565		7,817,711

Equity
Issued capital	18		25,000		25,000
Retained earnings			2,063,598		2,005,115
Legal reserve	18		1,478,066		1,366,008
Other components of equity	18		25,714		22,540
Total equity			3,592,378		3,418,663
Total liabilities and equity		Q	11,179,943	Q	11,236,374

The accompanying notes are integral part of the financial statements.

2

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0990
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Statements of comprehensive income
For the years ended December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	Notes	2017		2016
Air time		Q	6,728,654	Q	6,685,673
Handsets and accessories			213,925		187,432
Subscriptions			4,070		65,303
Other income			154,796		226,745
Revenue			7,101,445		7,165,153

Cost of sales	20		(698,244)		(821,450)
Gross profit			6,403,201		6,343,703

Operating expenses	21		(3,304,263)		(3,339,986)
Other expenses	22		(55,226)		(5,210)
Operating profit			3,043,712		2,998,507

Financial income	23.1		283,465		128,961
Financial expenses	23.2		(542,602)		(549,158)
Profit before income tax			2,784,575		2,578,310

Income tax expense	19		(484,931)		(486,307)
Net profit for the year			2,299,644		2,092,003

Other comprehensive income			-		-
Profit for the year		Q	2,299,644	Q	2,092,003

The accompanying notes are integral part of the financial statements.

3

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0991
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Statements of changes in equity
For the years ended December 31, 2017 and 2016`

(Expressed in thousands of Quetzals)

	Notes	Issued capital		Retained earnings		Legal reserve		Other components of equity		Total equity
As at January 1, 2016		Q	25,000	Q	2,370,725	Q	1,243,127	Q	19,187	Q	3,658,039
Transfer to legal reserve			-		(122,881)		122,881		-		-
Share-based incentive plan	18		-		-		-		3,353		3,353
Dividends	18		-		(2,334,732)		-		-		(2,334,732)
Profit for the period			-		2,092,003		-		-		2,092,003
As at December 31, 2016			25,000		2,005,115		1,366,008		22,540		3,418,663
Transfer to legal reserve			-		(112,058)		112,058		-		-
Share-based incentive plan	18		-		-		-		3,174		3,174
Dividends	18		-		(2,129,103)		-		-		(2,129,103)
Profit for the period			-		2,299,644		-		-		2,299,644
As at December 31, 2017		Q	25,000	Q	2,063,598	Q	1,478,066	Q	25,714	Q	3,592,378

The accompanying notes are integral part of the financial statements.

4

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0992
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Statements of cash flows
For the years ended December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	Notes	2017		2016
Operating activities
Profit before income tax		Q	2,784,575	Q	2,578,310
Adjustments to reconcile profit before income tax to net cash flows:
Loss from disposal of property, plant and equipment	22		54,922		4,852
Depreciation and amortization	21		1,077,378		1,049,366
Net unrealized exchange differences	23.1		(144,577)		(106,126)
Impairment of property, plant, equipment and intangibles	21		75,862		138,313
Allowance for doubtful accounts	20		68,673		232,862
Share-based incentive plans	21		3,174		3,353
Deferred revenue	16		(3,566,458)		(3,546,760)
Interest	23.2		432,988		451,652

Net changes assets and liabilities
(Increase) decrease in:
Accounts receivable			(127,356)		(163,588)
Accounts receivable from related parties			(92,508)		16
Inventories			(2,743)		(3,237)
Other assets			(64)		(1,082)
Other financial assets			(60,791)		(23,187)
(Decrease) increase in:
Accounts payable			(193,580)		(276,008)
Accounts payable to related parties			8,315		54,698
Other accounts payable			23,858		(106,962)
Deferred revenue	16		3,602,436		3,537,675
Income tax paid	19		(478,149)		(488,171)
Net cash flows from operating activities			3,465,955		3,335,976

Investing activities
Loans granted to related parties	8		(2,220,977)		(3,532,418)
Loan repayment from related parties	8		131,173		2,590,432
Purchase of property, plant and equipment	11		(525,213)		(701,107)
Purchase of intangible assets	12		(172,173)		(269,396)
Net cash flows used in investing activities			(2,787,190)		(1,912,489)

Financing activities
Income tax withheld on dividends paid	18.3		(106,455)		(116,737)
Payment of dividends	18.3		(80,088)		-
Loan repayments to related parties	8		(2,110)		(43,239)
Loans granted from related parties	8		1,938		42,245
Interest paid			(418,156)		(430,749)
Net cash flows used in financing activities			(604,871)		(548,480)
Net increase in cash			73,894		875,007
Cash as at January 1			1,726,467		851,460
Cash as at December 31	6	Q	1,800,361	Q	1,726,467

Transactions not requiring cash
Capitalization of asset retirement obligation cost	11	Q	20,337	Q	50,126
Capitalization of property, plant and equipment under the financial lease mode			-		7,478
Dividends offset with accounts receivable from related parties	18.3		1,942,560		2,217,995
		Q	1,962,897	Q	2,275,599

The accompanying notes are integral part of the financial statements.

5

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0993
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

1.	Corporate information

Comunicaciones Celulares, S.A. (the “Company” or “Comcel”) was incorporated under the laws of Guatemala on November 9, 1989, for an indefinite period in accordance with deed No. 72. The Company’s main business is the provision of telecommunication services, purchase, sale and distribution of cellular devices and airtime under the brand Tigo.

The Company’s offices are located in Km. 9.5 Carretera a El Salvador, building Plaza Tigo, Santa Catarina Pinula, Guatemala.

The Company is jointly controlled by Millicom International II NV, entity located in Luxembourg, and Miffin Associates Corp., entity located in Panama.

The financial statements of the Company for the year ended December 31, 2017, were authorized for issue by Management on August 14, 2018. These financial statements will be submitted for final approval to the Company’s shareholders board. Management expects them to be approved without amendments.

2.	Basis of preparation

2.1	Statement of compliance

The financial statements of Comunicaciones Celulares, S.A. at December 31, 2017 and 2016, have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

2.2	Basis of preparation and presentation currency

At as December 31, 2017 and 2016, the financial statements have been prepared on a historical cost basis.

The financial statements are presented in thousands of Quetzals and all values are rounded to the nearest thousands, except when otherwise noted.

3.	Changes in accounting policies

The accounting policies adopted by the Company for the preparation of its financial statements as of December 31, 2017 are consistent to those used for the preparation of its financial statements at December 31, 2016.

The amendments to the International Financial Reporting Standards and new Interpretations that came into effect before or on January 1, 2017 have not caused any important effect in the financial statements of the Company.

6

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0994
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

4.	Summary of significant accounting policies

The following are the most significant accounting policies adopted by the Company in the preparation of its financial statements:

4.1	Functional currency and transactions in foreign currency

4.1.1	Foreign currency

The functional currency of the Company is the Quetzal. The Company records its transactions in foreign currency, any currency other than the functional currency, at the current exchange rate at the date of each transaction. When determining the financial position and the results of its operations, the Company values and adjusts its monetary assets and liabilities stated in foreign currency at the current exchange rate at the date of the statement of financial position. The exchange differences resulting from the application of these procedures are recognized in the results of the year in which they occur.

4.1.2	Current versus non-current classification

The Company presents the statement of financial position based on current and non-current classification.

An asset is classified as current when the Company expects to realize the asset, or has the intention of selling or consuming such asset, during its normal operating cycle; it is held primarily for the purpose of trading; expects to realize the asset within twelve months after the reporting date; or the asset is cash or cash equivalent, except if it is restricted and it cannot be used to cancel a liability during the following twelve months after the reporting date. The Company classifies the rest of its assets as non-current assets.

A liability is classified as current when the Company expects to settle the liability in its normal operating cycle; it is maintained for the purposes of trading; it must be settled within twelve months after the reporting date; or when the Company has not an unconditional right to defer the settlement of the liability for at least twelve months after the reporting date. The Company classifies the rest of its liabilities as non-current liabilities.

Assets and liabilities related to deferred income taxes are classified by the Company as non-current assets and liabilities, in all cases.

4.2	Cash and cash equivalents

Cash and cash equivalents are represented by cash and highly liquid short-term investments, with maturity of three months or less from their acquisition date. For the purposes of the statements of cash flows, cash and equivalents of cash is presented by the Company net of bank overdrafts, if any.

4.3	Financial instruments

The valuation of the financial instruments of the Company is determined through the amortized cost or fair value, as defined below:

Fair value - The fair value of a financial instrument that is negotiated in an organized financial market is determined by reference to prices quoted in this financial market for negotiations completed at the date of the statement of financial position. For those financial instruments for which there is no active financial market, the fair value is determined using valuation techniques. Such techniques may include the use of recent market transactions between interested, fully informed parties who act independently; references to the fair values of another substantially similar financial instrument; and discounted cash flows and other valuation models.

Amortized cost - The amortized cost is calculated using the effective interest rate method less any impairment allowance. The calculation takes in consideration any award or discount in the acquisition and includes transaction costs and fees that are integral part of the effective interest rate.

7

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0995
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

4.4	Financial assets

4.4.1	Recognition and initial measurement of financial assets

The financial assets under the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, available-for-sale financial assets, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of the financial assets at the moment of the initial recognition.

The Company recognizes all of its financial assets initially at fair value plus the costs directly attributable to the transactions, except for financial assets valued at fair value through changes in profit or loss, for which these costs are not considered. The Company recognizes the purchase or sale of financial assets on the date of each transaction, which is the date on which the Company commits to buy or sell a financial asset.

The Company’s financial assets include cash, accounts receivable, accounts receivable from related parties and other financial assets.

4.4.2	Subsequent measurement of the financial assets

The subsequent measurement of financial assets depends on its classification as described below:

Accounts receivable, accounts receivable from related parties and other financial assets

These financial assets are non-derivative financial assets with fixed or determined payments that are not quoted in an active market. After their initial recognition, these financial assets are measured by the Company at their amortized cost using the effective interest rate method less an impairment allowance. Profits or losses are recognized in the results when the accounts receivable are derecognized or impaired, as well as through the process of amortization.

The recovery of these financial assets is regularly analyzed and an impairment allowance is recorded for those accounts receivable classified as doubtful, with the corresponding charge to the results of the year. The accounts declared uncollectible are written off and removed from the impairment provision.

4.4.3	Impairment of financial assets

At each reporting period, the Company assesses if there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset, or a group of financial assets, is considered to be impaired, if, and only if, there is objective evidence of impairment as a result of one or more events (“loss event”) that have occurred after the initial recognition of the asset, the loss event has an impact over the estimated future cash flows of the financial asset, or group of financial assets, and such impact can be reliably estimated. The evidence of an impairment may include indications that the debtors, or a group of debtors, is experiencing significant financial difficulties, default or delinquency in interest or principal payments, the probability that they will enter into bankruptcy or other form of financial reorganization and where observable data indicate that there is a measurable decrease in cash flows due to defaults.

Impairment of financial assets carried at amortized cost

When the Company determines that it has incurred an impairment loss in the value of its financial assets carried at amortized cost, it estimates the loss amount as the difference between the asset’s carrying amount and the present value of future cash flows discounted at the financial asset’s original effective interest rate; it deducts the loss from the asset’s carrying value and recognizes such loss in the results of the year in which it occurs.

If, in a subsequent period, the amount of the loss due to impairment decreases and may be objectively related to a subsequent event to the recognition of impairment, the loss due to impairment is reversed. Once the reversal is recorded, the carrying amount of the financial asset does not exceed the original amortized amount. The amount of the reversal is recognized in the results of the year in which it occurs.

8

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0996
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

4.4.4	Derecognition of financial assets

Financial assets are derecognized by the Company when the rights to receive the cash flows of the financial assets expire; or, when the financial asset is transferred along with the inherent risks and benefits of the financial asset and contractual rights to receive cash flows from the financial assets; or, when retaining the contractual rights to receive the cash flows, the Company has assumed the obligation to pay them to one or more parties.

4.5	Financial liabilities

4.5.1	Recognition and initial measurement of financial liabilities

The financial liabilities included in the scope of the IAS 39, are classified as financial liabilities at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial liabilities at the date of its initial recognition.

The Company recognizes all its financial liabilities initially at the fair value at the date of the acceptance or contracting of the liability, reduced for, in the case of loans and borrowings, directly attributable transaction costs.

The financial liabilities of the Company include accounts payable, accounts payable to related parties, accrued interest and loans.

4.5.2	Subsequent measurement of financial liabilities

The subsequent measurement of the financial liabilities depends on its classification as described below:

Accounts payable, accounts payable to related parties, accrued interest and loans

After the initial recognition, these financial liabilities are measured at amortized cost using the effective interest rate method. The Company recognizes gains or losses in the income statement when the financial liability is derecognized as well as through the amortization process.

4.5.3	Derecognition of financial liabilities

The financial liabilities are derecognized by the Company when the obligation has been paid, cancelled or expired. When a financial liability is replaced by another financial liability, the Company derecognized the original and recognizes a new financial liability. The differences that may result from these financial liabilities replacements are recognized in the results of the year in which they occur.

4.6	Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated cost of completion and the estimated costs necessary to make the sale. Cost of inventories includes all cost derived from their acquisition, as well as other costs incurred to give them their status and current location. Inventories in transit are recorded at the invoice cost.

4.7.	Property, plant and equipment

Property, plant and equipment is stated initially at its purchase cost less accumulated depreciation and impairment losses, if any. Such cost includes the cost of replacing parts of plant and equipment when this cost is incurred, if it meets the requirement for recognition. Depreciation and disbursements for repair and maintenance which do not meet the conditions for recognition as asset, are expensed in the year in which they are incurred.

9

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0997
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

Depreciation is calculated under the straight-line method over the useful life estimated for each type of asset. The residual value of the depreciable assets, the estimated useful life and depreciation methods are annually reviewed by Management and adjusted when necessary, at the end of each financial year, and adjusted prospectively, if required.

A detail of estimated useful lives is presented below:

Estimated useful life

Generators	4 years
Core network	Between 4 and 7 years
Towers and civil works	Between 10 and 15 years
Equipment installed on clients	2 years
Other network equipment	Between 5 and 15 years
Buildings	Between 5 and 40 years
Other properties and equipment	Between 1 and 5 years

Construction and installation costs are charged to temporary accounts and subsequently transferred to the corresponding asset accounts, once the works are completed. These works in process include all disbursements directly related to the design, development and construction of towers or others assets, plus the financial costs attributable to the works.

Improvements to leased properties under operating lease agreements are depreciated under the straight-line method calculated over the term of the corresponding lease agreements.

The estimated costs of Company’s obligations for dismantling and future disposal of non-financial assets installed on leased property, are capitalized to the corresponding assets and amortized during the term of lease of the property. The amount of the depreciation of these estimated costs is recognized in profit and loss. The amount of the corresponding provision will be reduced as the future cash disbursements are performed.

A component of property, plant and equipment is derecognized when it is disposed or the Company does not expect future economic benefits from its use. Any loss or gain originated from the disposal of the asset, calculated as the difference between its net carrying value and the sales proceeds, is recognized in the results of the year in which the transaction occurs.

4.8	Intangible assets

Intangible assets acquired separately are measured at initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, as appropriate. Internally generated intangibles, excluding capitalized development costs, are not capitalized and the related expenditure is recognized in profit or loss in the period in which the expenditure is incurred.

The useful lives of intangible assets are defined as finite or indefinite. Intangible assets with finite lives are amortized under the straight-line method over the estimated useful lives of the assets, which are assessed by the Company on a yearly basis. The amortization expense for intangible assets is recognized in the income statement of the year in which they are incurred. Intangible assets with indefinite useful lives are not amortized and on a yearly basis, or when facts or circumstances indicate that the recorded values may not be recovered, the Company test them for impairment. If such indication exists, and the carrying value exceeds the recoverable amount, the Company values the assets or the cash generating unit at its recoverable amount.

Gains or losses arising from disposal of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statement of profit or loss when incurred.

10

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0998
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

4.8.1	Frequencies, licenses and patents

Radio frequency licenses were granted to the Company by government entities for an initial term of between 12 and 15 years. During 2012, an extension of such licenses for an additional term of 20 years was obtained, upon which the licenses will totally expire in 2032 and 2033. Licenses are assessed as having finite useful lives, thus their costs are amortized under the straight line method based on the useful life of each license.

4.8.2	Indefeasible right of use

The main types of indefeasible rights of use (IRU) and capacity agreements are:

•	Purchase of specified infrastructure;
•	Purchase of lit fiber capacity;
•	Exchange of network infrastructure or lit fiber capacity.

These are either accounted for as leases (finance or operating), service contracts, or partly as leases and partly as service contracts. Finance leases are treated as CAPEX (capital expenditures), while operating leases and service contracts are classified as OPEX (operating expenditures). Classification depends on an assessment of the characteristics of the arrangements.

A network capacity contract should be accounted for as a lease if, and when:

•	The purchaser has an exclusive right to the capacity for a specified period and has the ability to resell (or sub-let) the capacity; and
•	The capacity is physically limited and defined; and
•	The purchaser bears all costs related to the capacity (directly or not) including costs of operation, administration and maintenance; and
•	The purchaser bears the risk of obsolescence during the contract term.

If all of these criteria are not met, the IRU is treated as a service contract.

If the arrangement is, or contains a lease, the lease is classified as either an operating lease or a finance lease. A finance lease of an IRU of network infrastructure is accounted for as a tangible asset. A finance lease of a capacity IRU is accounted for as an intangible asset.

Estimated useful lives of finance leases of capacity IRUs are between 12 and 15 years, or shorter if the estimated useful life of the underlying cable is shorter.

4.9	Impairment of non-financial assets

Management performs a review at each reporting date over the carrying values of its non-financial assets, with the purpose of identifying decreases in the value when facts or circumstances indicate that the recorded values could not be recoverable.

If such indication exists and the carrying value exceeds the recoverable amount, the Company reduces the assets or cash-generating units to their recoverable value, defined as the highest amount between its fair value and its value in use. The adjustments generated by this concept are recorded in the results of the year in which they are determined.

The Company assesses at the end of each reporting period if there is any indication that a loss for impairment of the value previously recognized for a non-financial asset other than goodwill, has been reduced or no longer exists. If there is such indication exists, the Company reassess the recoverable value of the asset and, if applicable, reverses the loss increasing the asset up to its new recoverable value, which will not exceed the net carrying value of the assets before the recognition of the original impairment loss recognizing the credit in the results of the year.

11

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-0999
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

4.10	Provisions

A provision is recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. The amount of the recorded provisions is periodically evaluated and required adjustments are recorded in the results of the year.

If the financial effect from the discounting the provisions is material, these provisions are discounted to the present value of the disbursements needed to settle the corresponding obligations, using a discount pre-tax rate that fairly reflects, when appropriate, the time value of money and the risk specific to the liability. Where discounting is used, increases in the provision due to the passage of time are recognized as interest expense.

4.11	Operating leases

4.11.1	Company as a lessee

Operating leases are those in which the lessor substantially retains the risks and rewards over the ownership of the asset. Payments over these leases, upon the tariffs established in the corresponding contracts, are recognized as expenses over the straight-line method throughout the term of the lease.

4.12	Revenue recognition

Revenues from ordinary activities comprises the fair value of the consideration received or receivable for the sales of goods and services, net of value added tax, rebates and discounts. Recurring revenues are recognized on an accrual basis, e.g. as the related services are rendered.

The Company’s most significant revenues streams are:

4.12.1	Revenues from the sale of airtime

Revenues from the sale of airtime are recognized upon consumption by the final user, the amount of revenues can be measured with reliability, it is likely that the Company receives the economic benefits associated with the transaction and the costs incurred related with the transaction can be reliably measured. Revenues from the sale of air time are presented in the income statement of net of discounts and taxes over sales.

4.12.2	Revenues from the sale of cellular devices and accessories

Revenues from sale of cellular devices and accessories are recognized at the moment such goods are transferred to the distributor or the final client, moment in which the risks and benefits derived from the ownership of the same are transferred to the buyer, the amount of the revenue can be measured with reliability, it is likely that the Company will receive the economic benefits associated with the transaction and the costs incurred regarding the transaction can be measured with reliability.

4.12.3	Revenues from subscriptions

Accrued income or airtime usage and subscription fees resulted from the services provided from the billing cycle date to the month end are estimated and recorded.

4.12.4	Revenues from the use of network and platform

Revenues for the use of network and platform are recognized considering the air time or sales used by the related entities.

4.12.5	Deferred revenue

Prepaid cards may be sold directly to the end user or through an intermediary dealer. The dealer pays to the Company a certain amount for the prepaid calling card less a selling commission. The commission retained by the dealer is expensed as marketing expenses. Revenue is recognized as air-time revenue based on usage, as calls are made by the customer, and not on sale of the card.

12

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1000
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

4.13	Borrowing costs

The Company capitalizes as part of the cost of an asset, the borrowing costs directly attributable to the acquisition, construction, production or installation of an asset that necessarily requires a term to be able for using or selling. Borrowing costs include interests, exchange differences and other financial costs. Borrowing costs that do not meet the criteria for capitalization are recorded in income in the year in which they are incurred.

4.14	Taxes

4.14.1	Current income tax

The Company calculates income tax by applying adjustments from certain items, affected by, or subject to income tax, in conformity with current tax regulations.

The current income tax, corresponding to the present and prior periods, is recognized by the Company as a liability as long as it is not settled. If the amount already paid, which corresponds to present and prior periods, exceeds the amount payable for those periods, the excess is recognized as an asset.

The Company recognizes the income tax associated with other elements of comprehensive income outside the income statement, in the statement comprehensive income.

In Guatemala a Company may elect between two tax regimes in order to determine their current income tax. The Company adopted the optional simplified tax regime based on gross revenues (Régimen Opcional Simplificado sobre ingresos de actividades lucrativas) for determining their current income tax expense, which is based on a 5% rate on the gross monthly revenues up to Q30,000 and 7% for gross revenues in excess of said amount. Additionally, computed capital income and capital gains are taxed at the rate of 10%.

4.14.2	Deferred income tax

Deferred income taxes are determined using the liability method for all temporary differences that exist between the tax basis of the assets, liabilities and net equity and the amounts recorded for financial purposes at the date of the statement of financial position. The deferred income tax is calculated considering the income tax expected to apply to the period in which the asset is estimated will be realized or the liability will be settled. Assets for deferred revenues are recognized only when there is reasonable probability of its realization.

The carrying value of an asset for deferred taxes is subjected for review at the date of each statement of financial position. The Company reduces the amount of the deferred tax asset, to the extent that it estimates that it will not have sufficient tax earnings in the future to allow it to realize all or part of the benefits from the deferred tax asset. Likewise, at the financial period close, the Company reconsiders deferred tax assets that it had not previously recognized.

The Company recognizes income tax and deferred income tax in relation to other components in comprehensive income.

The Company offsets its current and deferred tax assets with current and deferred tax liabilities, respectively, if a legally enforceable right exists to set off the amounts recognized before the same taxation authority and when it has the intention to liquidate them for the net amount or to realize the asset and settle the liability simultaneously.

13

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1001
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

4.14.3	Value added tax

Revenues from sales are recorded by the Company net of value added tax and a liability is recognized in the statement of financial position for the related value added tax. Expenses and assets acquired are recorded by the Company net of sales tax if the tax authorities credit these taxes to the Company, recognizing the accumulated amount receivable in the statement of financial position. When the sales tax incurred is not recoverable the Company includes it within the expense or asset, as applicable.

4.15	Judgments, estimates and significant accounting assumptions

The preparation of financial statements of the Company requires Management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the accompanying disclosures, as well as the disclosure of contingent liabilities. However, the uncertainty about such judgments, estimates and assumptions could result in situations that require adjustments of relative importance over the recorded values of the assets and liabilities on future years.

5.	Future changes in accounting policies

International Financial Reporting Standards or their interpretations issued but not yet effective as of the date of issue of the Company’s financial statements are listed below. The standards or interpretations listed are those which Management believes may have a significant effect on the disclosures, position or financial performance of the Company when applied on a future date. The Company intends to adopt these standards or interpretations when they will be effective.

IFRS 2 Classification and Measurement of Transactions of Shares-based Payment Transactions – Amendments to IFRS 2

The IASB issued amendments to the IFRS 2 Share-based Payment, that address three main areas: the effects of vesting conditions on the measurement of a cash-settled share-based payment transaction; the classification of a share-based payment transaction with net settlement features for withholding tax obligations; and accounting where a modification to the terms and conditions of a share-based payment transaction changes its classification from cash settled to equity settled. Management is in process of determining the potential impact that the adoption of this amendment might have in its financial statements.

IFRS 9 Financial Instruments

IFRS 9 addresses the classification, measurement, recognition and impairment of financial assets and financial liabilities, as well as the accounting of coverage. Replaces the parts of the IAS 39, which is related with the classification and measurement of financial instruments. IFRS 9 requires the financial assets to be classified in two measurement categories: measured to fair value and measured at amortized cost. The determination is made at initial recognition. The classification depends on the business model of the entity for managing its financial instruments and the contractual cash flows characteristics of the instrument. For financial liabilities, the standard retains the majority of the requirements of IAS 39. The main change is that, in the cases in which the option of fair value is taken for financial liabilities, the part of the fair value change due to an entity’s own credit risk is recorded in other comprehensive income, rather than the income statement, unless this generates an accounting mismatch. On November 2013 a final standard on hedging was issued (excluding macro-hedging) which aligns the hedging accounting more closely with the management of risks and allows the hedging accounting to continue in accordance with IAS 39. IFRS 9 also clarifies the accounting of certain modifications and exchanges of financial liabilities measured at the amortized cost.

14

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1002
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

The application of the IAS 9 will not have impact for the Company in the classification, measurement and recognition of financial assets and financial liabilities in comparison with the current rules but will have a limited impact on impairment of accounts receivable and contract assets (IFRS 15) as well as over the amounts due from or to related-parties, with the application of the model of credit loss expected instead of the current incurred loss model. Similarly, to the adoption of the IFRS 15, the Company will adopt the standard using the cumulative catch-up transition method, and will therefore not restate comparative periods. Hence, the cumulative effect of initially applying the Standard will be recognized as an adjustment to the retained earnings at January 1, 2018. The Company expects a reduction of approximately Q30,444 in the retained earnings at January 1, 2018. Finally, the clarification introduced by the IAS 9 over the accounting of certain modifications and exchanges of financial liabilities measured at the amortized cost will not impact the Company.

IFRS 15 Revenues Originated from Contracts with Clients

IFRS 15 was issued in May 2014, and amended in April 2016, and establishes a five-step model to account for revenue recognition from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

The new revenue standard will supersede all current revenue recognition requirements under IFRS. Either a full retrospective or a modified retrospective approach is required for annual periods beginning on or after 1 January 2018.

The Company plans to adopt the new standard on the required effective date using the cumulative catch-up transition method. The Company has made a preliminary assessment of the impacts of adopting the new standard. IFRS 15 will affect primarily the moment of recognition of revenues as it introduces more differences between invoicing and recognizing of revenues. However, it will not affect cash flows generated by the Company.

As a consequence of the IFRS 15 adoption, the Company has assessed the following impacts:

1.	Some revenues will be recognized earlier, as a larger portion of the total consideration received in a bundled contract will be attributable to the component delivered at contract inception (it is to say, typically a subsidized handset). Therefore, this will produce a shift from service revenue (which will decrease) to the benefit of telephone and equipment revenue. This will result in the recognition of contract asset in the statement of financial position as more revenue is recognized upfront, whilst the cash will be received throughout the subscription term (which is usually between 12 to 36 months). Contract assets (and liabilities) will be reported in a separate line within the current assets, even if their realization period is longer than 12 months. This is because they will be realized (or settled) as part of the normal operation cycle of the Company’s principal activity;

2.	The cost incurred in obtaining a contract (mainly commissions) will be capitalized in the statement of financial position and will be amortized during the average customer retention period or the term of the contract, depending on the circumstances. This will result in the recognition of the costs of the contract capitalized in the statement of financial position;

3.	There will be no material changes for the purpose of determining if the Company acts as principal or agent in the sale of products.

Management identified some other adjustments that are less significant to the adjustments previously explained and therefore are not disclosed.

15

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1003
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

The Company will adopt the standard using the cumulative catch-up transition method. Therefore, the cumulative effect of the initial application will be recognized as an adjustment to the opening balance of the retained earnings at January 1st, 2018 and the comparatives will not be restated. The Company expects an increase of approximately Q286,170 on retained earnings at January 1, 2018.

Additionally, the Company has decided to take some of the practical expedients included in the standard, such as:

•	The Company will not adjust the price of the transaction for the means of a financial component whenever the period between the transfer of a promised good or service to a customer and the associated payment is one year or less; when the period is more than one year the significant financing component will be adjusted, if material;

•	The Company will disclose in the financial statements the price of the transaction assigned to unsatisfied performance obligations only for contracts that have an original expected duration of more than a year (for example, unsatisfied performance obligations for contracts with an original term of a year or less will be disclosed);

•	The Company will apply the practical expedient not to disclose the assigned price to the unsatisfied performance obligations, if the consideration from a customer directly corresponds to the value to the customer of the entity’s performance to date (i.e. if billing = accounting revenue);

•	The Company will apply the practical expedient to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.

IFRS 16 Leases

The application of the standard will affect primarily the accounting of the Company’s operating leases. As at the reporting date, the Company has non-cancellable operating lease commitments of Q 2,211,019, see note 24. However, the Company has not yet determined to what extent these commitments will result in the recognition of an asset and a liability for future payments and how this will affect the Company results and classification of cash flows. This said, the application of this standard will affect net debt and leverage ratios of the Company. Some of the commitments may be covered by the exemption for short-term and low-value leases and some commitments may relate to arrangements that will not qualify as leases under IFRS 16. The new standard is effective 1 January, 2019.

IFRIC 22 Foreign currency transactions and advance consideration

This IFRIC addresses foreign currency transactions or parts of transactions where there is consideration that is denominated or priced in a foreign currency. The interpretation provides guidance for when a single payment/receipt is made as well as for situations where multiple payments/receipts are made. The guidance aims to reduce diversity in practice. The Company does not expect this amendment to have a material impact on the financial statements.

IFRIC 23 Uncertainty over income tax treatments

IFRIC 23 clarifies how the recognition and measurement requirements of IAS 12 Income taxes, are applied where there is uncertainty over income tax treatments. The interpretation is effective for annual periods beginning on or after 1 January 2019. Earlier application is permitted. The Company is currently assessing the impact of this interpretation but does not expect any significant effect of applying it.

16

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1004
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

Annual improvements 2014–2016

These amendments impact three standards: IFRS 1, “First-time adoption of IFRS”, regarding the deletion of short term exemptions for first-time adopters regarding IFRS 7, IAS 19, and IFRS 10, effective 1 January 2018. IFRS 12, “Disclosure of interests in other entities” regarding clarification of the scope of the standard. These amendments should be applied retrospectively for annual periods beginning on or after 1 January 2017. IAS 28, “Investments in associates and joint ventures” regarding measuring an associate or joint venture at fair value effective 1 January 2018. The Company does not expect these improvements to have a material impact on the financial statements.

Annual improvements 2015–2017

These amendments impact four standards: IFRS 3, Business Combinations and IFRS 11 Joint Arrangements regarding previously held interest in a joint operation. IAS 12, Income Taxes regarding income tax consequences of payments on financial instruments classified as equity. And finally, IAS 23, Borrowing Costs regarding eligibility for capitalization. Again, the Company does not expect these improvements to have a material impact on the financial statements.

There are no other IFRS’s or IFRIC interpretations that are not yet effective that are expected to have a material impact on the Company.

6.	Cash

A summary of the cash is presented below as of December 31:

	2017		2016
Cash in banks:
In Quetzals	Q	277,713	Q	304,184
In Dollars of the United States of America (“Dollars” or “US$”)		1,522,648		1,422,283
	Q	1,800,361	Q	1,726,467

Cash deposited in banking accounts earns interest based on daily rates determined by the corresponding banks.

At December 31, 2017 and 2016 no restrictions of use of the balances in cash on banking accounts existed.

7.	Accounts receivable

The balance of accounts receivable is presented below as of December 31:

	2017		2016
Accounts receivable	Q	698,090	Q	612,868
Accounts receivable – services rendered not billed		178,806		194,499
Less: impairment allowance		(411,810)		(400,959)
	Q	465,086	Q	406,408

Accounts receivable are non-interest bearing, their average term of collection generally extends up to 90 days from the date of the issuance of the invoice, are not subject to any discount for early payment and are recoverable in the functional currency of the financial statements, except for the amount of Q69,514 in 2017, which is recoverable in US$ (2016: Q102,421).

17

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1005
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

A detail of the movement of the impairment allowance is presented below:

	December 31
	2017		2016
Balance at beginning of year	Q	400,959	Q	211,347
Allowance for the year (note 20)		68,673		232,862
Bad debts written-off		(57,822)		(43,250)
Balance at the end of year	Q	411,810	Q	400,959

An analysis of the ageing of the non-impaired accounts receivable is as follows as of December 31:

	Total		Current		< 30 days		31-60 days		61-90 days
2017	Q	465,086	Q	353,499	Q	45,385	Q	32,976	Q	33,226
2016	Q	406,408	Q	365,630	Q	18,415	Q	9,129	Q	13,234

8.	Balances and transactions with related parties

A summary of the balances and transactions with related parties is provided below as of December 31:

	Country	Relation	2017		2016
Accounts receivable
Millicom International II N.V.	Luxemburg	Joint control	Q	2,000,539	Q	1,886,082
Miffin Associates Corp.	Panama	Joint control		1,637,292		1,542,846
Navega.com, S.A.	Guatemala	Associate		665,627		779,616
Servicios Innovadores de Comunicación y Entretenimiento, S.A.	Guatemala	Associate		330,089		271,160
Servicios Especializados en Telecomunicaciones, S.A.	Guatemala	Associate		78,028		3,701
Nexcel, S.A.	Guatemala	Associate		36,624		33,350
Distribuidora de Comunicaciones de Occidente, S.A.	Guatemala	Associate		6,800		-
Cloud2Nube, S.A.	Guatemala	Associate		4,583		8,183
Comunicaciones Corporativas, S.A.	Guatemala	Associate		2,550		3,400
Telefónica Celular, S.A. de C.V.	El Salvador	Associate		1,228		702
Telemóvil El Salvador, S.A. de C.V.	El Salvador	Associate		1,042		305
Millicom International Cellular, S.A.	Luxemburg	Associate		420		221
Distribuidora de Comunicaciones de Oriente, S.A.	Guatemala	Associate		10		10
Asistencia Global de Guatemala, S.A.	Guatemala	Associate		-		180
Total				4,764,832		4,529,756
Less: long-term portion				2,596,909		1,509,914
Short-term portion			Q	2,167,923	Q	3,019,842

18

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1006
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	Country	Relation	2017		2016
Accounts payable
Servicios Especializados en Telecomunicaciones, S.A.	Guatemala	Associate	Q	117,408	Q	133,446
Servicios Innovadores de Comunicación y Entretenimiento, S.A.	Guatemala	Associate		72,891		59,021
Distribuidora Internacional de Comunicaciones, S.A.	Guatemala	Associate		46,131		46,131
Millicom International Cellular, S.A.	Luxemburg	Associate		21,814		3,139
Distribuidora de Comunicaciones de Oriente, S.A.	Guatemala	Associate		16,838		16,739
Newcom Limited Bermuda	Bermuda	Associate		12,829		13,138
Las Azaleas, S.A.	Guatemala	Associate		12,723		-
Navega.com, S.A.	Guatemala	Associate		6,838		-
Millicom Spain, S.L.	Spain	Associate		3,569		24,224
Distribuidora de Comunicaciones de Occidente, S.A.	Guatemala	Associate		2,687		2,586
Telefónica Celular, S.A. de C.V.	Paraguay	Associate		1,337		962
Telemóvil El Salvador, S.A. de C.V.	El Salvador	Associate		1,115		787
Inmobiliaria y Desarrolladora Empresarial de America, S.A.	Guatemala	Associate		671		-
Nexcel, S.A.	Guatemala	Associate		276		-
Empresa Eléctrica de Guatemala, S.A.	Guatemala	Associate		266		-
Cloud2Nube, S.A.	Guatemala	Associate		207		-
Distribuidora Central de Comunicaciones, S.A.	Guatemala	Associate		187		1,276
Manta, S.A.	Guatemala	Associate		116		-
Megaprint, S.A.	Guatemala	Associate		69		-
Industrias Masscardy, S.A.	Guatemala	Associate		44		8,430
Porada, S.A.	Guatemala	Associate		38		-
Innovaprint, S.A.	Guatemala	Associate		36		-
Molvis, S.A.	Guatemala	Associate		24		-
Innovacel, S.A.	Guatemala	Associate		20		-
Maquinaria de Occidente, S.A.	Guatemala	Associate		3		-
Megaprint, S.A.	Guatemala	Associate		-		74
Bassett	Sweden	Associate		-		56
Telefónica Celular de Bolivia, S.A.	Bolivia	Associate		-		1
			Q	318,137	Q	310,010

A summary of the significant transactions with related parties is presented as follows for the year ended December 31:

	Country	Relation	2017		2016
Revenues for use of network and platform
Servicios Especializados en Telecomunicaciones, S.A.	Guatemala	Associate	Q	53,380	Q	31,805
Navega.com, S.A.	Guatemala	Associate		8,378		8,011
Servicios Innovadores de Comunicación y Entretenimiento, S.A.	Guatemala	Associate		-		7,324
			Q	61,758	Q	47,140

19

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1007
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	Country	Relation	2017		2016
Selling of airtime
Nexcel, S.A.	Guatemala	Associate	Q	1,430,727	Q	1,414,891
Asistencia Global de Guatemala, S.A.	Guatemala	Associate		-		1,391
			Q	1,430,727	Q	1,416,282
Interconnection services
Telemóvil El Salvador, S.A. de C.V.	El Salvador	Associate	Q	2,560	Q	3,370
Telefónica Celular, S.A. de C.V.	Honduras	Associate		2,483		2,909
			Q	5,043	Q	6,279
Lease of websites
Navega.com, S.A.	Guatemala	Associate	Q	985	Q	993

Income for links, data and fixed line
Navega.com, S.A.	Guatemala	Associate	Q	1,801	Q	1,699
Servicios Innovadores de Comunicación y Entretenimiento, S.A.	Guatemala	Associate		20		22
			Q	1,821	Q	1,721
Other revenues
Millicom International II N.V.	Luxembourg	Joint control	Q	39,913	Q	1,182
Miffin Asociates Corp.	Panama	Joint control		33,147		-
Empresa Eléctrica de Guatemala, S.A.	Guatemala	Associate		1,595		-
Industrias Masscardy, S.A.	Guatemala	Associate		449		-
Megaprint, S.A.	Guatemala	Associate		367		-
Garda, S.A.	Guatemala	Associate		133		-
Anacapri, S.A.	Guatemala	Associate		71		-
Olomega	Guatemala	Associate		47		-
Parinacota, S.A.	Guatemala	Associate		47		-
Las Azaleas, S.A.	Guatemala	Associate		32		-
Innovaprint, S.A.	Guatemala	Associate		24		-
Almacenaje y Manejo de Materiales Eléctricos S. A.	Guatemala	Associate		6		-
Energica, S.A.	Guatemala	Associate		1		-
Millicom International Cellular, S.A.	Luxembourg	Associate		-		38
			Q	75,832	Q	1,220

20

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1008
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	Country	Relation	2017		2016
Expenses
Services of payroll administration
Servicios Innovadores de Comunicación y Entretenimiento, S.A.	Guatemala	Associate	Q	345,100	Q	-
Servicios Especializados en Telecomunicaciones, S.A.	Guatemala	Associate		-		370,000
			Q	345,100	Q	370,000

Transmission of data and links
Millicom Spain, S.L.	Spain	Associate	Q	13,113	Q	16,121

Services of interconnection
Telefónica Celular, S.A. de C.V.	Honduras	Associate	Q	5,191	Q	5,736
Telemóvil El Salvador, S.A. de C.V.	El Salvador	Associate		3,757		4,795
Telefónica Celular de Bolivia, S.A.	Bolivia	Associate		5		7
			Q	8,953	Q	10,538

Telecommunications services
Navega.com, S.A.	Guatemala	Associate	Q	6,105	Q	-

Building lease
Distribuidora de Comunicaciones de Occidente, S.A.	Guatemala	Associate	Q	27,786	Q	27,748

Call center services
Asistencia Global de Guatemala, S.A.	Guatemala	Associate	Q	-	Q	29,630

Purchase of inventory of cell phones and cards
Servicios Especializados en Telecomunicaciones, S.A.	Guatemala	Associate	Q	641,946	Q	607,961

Network maintenance and lease of sites
Las Azaleas, S.A.	Guatemala	Associate	Q	206,543	Q	206,440
Industrias Masscardy, S.A.	Guatemala	Associate		90,751		85,675
Molvis, S.A.	Guatemala	Associate		33,950		32,297
Equiman, S.A.	Guatemala	Associate		10,936		10,611
Inmobiliaria y Desarrolladora Empresarial de America, S.A.	Guatemala	Associate		5,581		-
Innovacel, S.A.	Guatemala	Associate		2,900		2,895
Maquinaria de Occidente, S.A.	Guatemala	Associate		575		526
Transportista Eléctrica Centroamericana, S.A.	Guatemala	Associate		344		-
Parinacota, S.A.	Guatemala	Associate		211		-
			Q	351,791	Q	338,444

21

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1009
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	Country	Relation	2017		2016
Other services
Servicios Innovadores de Comunicación y Entretenimiento, S.A.	Guatemala	Associate	Q	45,276	Q	64,432
Empresa Eléctrica de Guatemala, S.A.	Guatemala	Associate		38,343		-
Supervisora de Occidente, S.A.	Guatemala	Associate		31,650		31,118
Servicios Especializados en Telecomunicaciones, S.A.	Guatemala	Associate		31,534		-
Comercializadora Eléctrica de Guatemala, S.A.	Guatemala	Associate		12,308		-
Megaprint, S.A.	Guatemala	Associate		5,550		4,323
Nexcel, S.A.	Guatemala	Associate		3,882		5,085
Navega.com, S.A.	Guatemala	Associate		3,441		3,441
Cloud2Nube, S.A.	Guatemala	Associate		2,400		1,500
Distribuidora Central de Comunicaciones, S.A.	Guatemala	Associate		2,000		2,000
Distribuidora de Comunicaciones de Oriente, S.A.	Guatemala	Associate		1,150		2,200
Manta, S.A.	Guatemala	Associate		841		1,095
Porada, S.A.	Guatemala	Associate		464		426
Innovaprint, S.A.	Guatemala	Associate		381		506
Parinacota, S.A.	Guatemala	Associate		211		-
Firma de Auditoria y Asesoría Financiera, S.A.	Guatemala	Associate		186		182
Bassett	Guatemala	Associate		-		925
Promociones Acertadas, S.A.	Guatemala	Associate		-		6
			Q	179,617	Q	117,239

Loans granted to related parties
Millicom International II N.V.	Luxembourg	Joint control	Q	1,148,246	Q	1,775,048
Miffin Associates Corp.	Panama	Joint control		939,506		1,540,177
Servicios Innovadores de Comunicación y Entretenimiento, S.A.	Guatemala	Associate		64,056		192,769
Servicios Especializados en Telecomunicaciones, S.A.	Guatemala	Associate		57,369		21,314
Distribuidora de Comunicaciones de Occidente, S.A.	Guatemala	Associate		11,800		3,000
Distribuidora Central de Comunicaciones, S.A.	Guatemala	Associate		-		100
Distribuidora de Comunicaciones de Oriente, S.A.	Guatemala	Associate		-		10
			Q	2,220,977	Q	3,532,418

22

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1010
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	Country	Relation	2017		2016
Loan repayment from related parties
Millicom International II N.V.	Luxembourg	Joint control	Q	1,049,220	Q	1,336,435
Miffin Associates Corp.	Panama	Joint control		862,790		1,086,194
Navega.com, S.A.	Guatemala	Associate		114,600		39,980
Servicios Innovadores de Comunicación y Entretenimiento, S.A.	Guatemala	Associate		5,127		3,779
Distribuidora de Comunicaciones de Occidente, S.A.	Guatemala	Associate		5,000		3,000
Cloud2Nube, S.A.	Guatemala	Associate		3,600		2,669
Servicios Especializados en Telecomunicaciones, S.A.	Guatemala	Associate		1,996		115,675
Comunicaciones Corporativas, S.A.	Guatemala	Associate		850		2,600
Distribuidora Central de Comunicaciones, S.A.	Guatemala	Associate		-		100
			Q	2,043,183	Q	2,590,432

Loans granted from related parties
Servicios Innovadores de Comunicación y Entretenimiento, S.A.	Guatemala	Associate	Q	792	Q	-
Cloud2Nube, S.A.	Guatemala	Associate		452		-
Distribuidora Central de Comunicaciones, S.A.	Guatemala	Associate		403		7,531
Servicios Especializados en Telecomunicaciones, S.A.	Guatemala	Associate		291		33,801
Navega.com, S.A.	Guatemala	Associate		-		913
			Q	1,938	Q	42,245
Loan repayments
Servicios Innovadores de Comunicación y Entretenimiento, S.A.	Guatemala	Associate	Q	793	Q	-
Distribuidora Central de Comunicaciones, S.A.	Guatemala	Associate		574		8,525
Cloud2Nube, S.A.	Guatemala	Associate		452		-
Servicios Especializados en Telecomunicaciones, S.A.	Guatemala	Associate		291		33,801
Navega.com, S.A.	Guatemala	Associate		-		913
			Q	2,110	Q	43,239

Terms and conditions of transactions with related parties

The sales and purchases of goods and services between related parties are carried out at the prices and terms previously agreed between the parties. The accounts receivable and payable from and to related parties are unsecured and do not generate interests, except for the loans granted to Millicom International II N.V. and Miffin Associates Corp, which accrue interest at market rates as mentioned below. The maturity terms for accounts receivable and accounts payable from or to related parties extend up to 60 days from the corresponding invoices’ issue date, are not subject to any discount for early payment and are recoverable or payable in the functional currency of the financial statements, except for the balances indicated on note 25, risk of exchange rate section. During the years that ended on December 31, 2017 and 2016, the Company has not recorded any impairment over the accounts receivable from related parties.

23

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1011
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

The loans received from or granted to related parties without interest or with interest at a different market rate are initially registered at their fair value, considering an interest rate of market for similar loans at the moment of the start of the loan, as stated by IAS 39, GA64. The difference between the amount of the loan and its fair value is recognized in equity, as another component of the equity. At December 31, 2017 and 2016, loans received from (and granted to) related parties are payable at demand and classified as current assets or liabilities, except those granted to Millicom International II N.V. and Miffin Associates Corp., which generate annual interests of 2.88% (0.52% in 2016), as detailed below:

Interests over granted loans	Country	Relation	2017		2016
Millicom International II N.V.	Luxemburg	Joint control	Q	39,913	Q	1,182
Miffin Associates Corp.	Panama	Joint control		33,147		1,009
			Q	73,060	Q	2,191

9.	Other assets

	2017		2016
Prepayment	Q	24,211	Q	26,542
Prepayments to vendors		1,751		3,452
	Q	25,962	Q	29,994

10.	Inventories

	2017		2016
At cost:
Cell phones and equipment	Q	5,980	Q	3,237

No adjustments were made during the years ended on December 31, 2017 and 2016 regarding to the valuation of inventories at net realizable value.

24

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1012
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

11.	Property, plant and equipment

A summary of the property, plant and equipment and accumulated depreciation for the year ended December 31, 2017 is presented below:

	Balance at 12-31-2016		Additions (a)		Retirements		Transfers		Reclassification between accounts		Balance at 12-31-2017
Cost:
Generators	Q	242,502	Q	17,136	Q	(18,478)	Q	-	Q	-	Q	241,160
Primary network		1,304,591		52,656		(406,616)		85,990		-		1,036,621
Towers and civil works		2,904,908		95,602		(33,885)		14,681		-		2,981,306
Customer premise equipment		23,368		7,786		(702)		(53)		-		30,399
Other network equipment		5,029,856		262,740		(542,574)		100,727		-		4,850,749
Buildings		244,200		10,243		(5,326)		(279)		-		248,838
Other assets		716,693		99,376		(27,908)		23,073		-		811,234
Work in process		421,827		-		(387)		(233,867)		-		187,573
Parts		3,014		11		-		8,757		-		11,782
Financial lease – other network equipment		7,478		-		-		-		-		7,478
		10,898,437		545,550		(1,035,876)		(971)		-		10,407,140

Accumulated depreciation
Generators		220,040		12,760		(17,498)		-		-		215,302
Primary network		967,272		108,985		(387,091)		-		4,367		693,533
Towers and civil works		1,537,362		239,221		(12,009)		-		2,475		1,767,049
Customer premise equipment		18,954		6,853		(703)		-		-		25,104
Other network equipment		3,472,047		439,226		(531,504)		-		(7,487)		3,372,282
Financial lease – other network equipment		364		623		-		-		-		987
Buildings		139,803		27,006		(4,300)		-		-		162,509
Other assets		485,171		101,356		(27,849)		-		673		559,351
	Q	6,841,013	Q	936,030	Q	(980,954)	Q	-	Q	28	Q	6,796,117

(a)	Q20,337 correspond to the capitalization of asset retirement obligation costs.

25

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1013
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	Balance at 12-31-2016		Additions (a)		Transfers		Balance at 12-31-2017
Estimated impairment
Generators	Q	1,014	Q	(13)	Q	-	Q	1,001
Primary network		12,721		4,373		-		17,094
Towers and civil works		118		397		-		515
Customer Premise Equipment		692		(692)		-		-
Financial lease – Other network equipment		85,969		71,156		-		157,125
Buildings		6,942		229		-		7,171
Other assets		30,421		401		-		30,822
		137,877	Q	75,851	Q	-		213,728
Net book value	Q	3,919,547					Q	3,397,295

(a)	During December 2017, a fixed asset impairment analysis was performed in connection to the assets related to the five-year contract agreement with the Government of Guatemala and management concluded to recognize an additional impairment of Q75,851 (note 21). At December 31, 2017, fixed assets related with this contract have been completely impaired.

26

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1014
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

A summary of property, plant and equipment and accumulated depreciation for the year ended December 31, 2016 is presented as follows:

	Balance at 12-31-2015		Additions (a)		Retirements		Transfers		Balance at 12-31-2016
Cost:
Generators	Q	231,713	Q	10,401	Q	-	Q	388	Q	242,502
Primary network		1,226,253		41,920		(370)		36,788		1,304,591
Towers and civil works		2,730,870		177,662		(1,824)		(1,800)		2,904,908
Customer Premise Equipment		16,848		6,479		(4)		45		23,368
Other network equipment		4,606,546		306,917		(72,196)		188,589		5,029,856
Buildings		203,545		28,424		-		12,231		244,200
Other assets		599,177		66,659		(9,299)		60,156		716,693
Work in process		609,480		111,792		(796)		(298,649)		421,827
Parts		762		-		-		2,252		3,014
Financial lease – other network equipment		-		7,478		-		-		7,478
		10,225,194		757,732		(84,489)		-		10,898,437

Accumulated depreciation
Generators		206,577		13,463		-		-		220,040
Primary network		856,319		111,016		(314)		251		967,272
Towers and civil work		1,310,348		227,861		(596)		(251)		1,537,362
Equipment installed on clients		14,737		4,221		(4)		-		18,954
Another network equipment		3,085,571		455,903		(69,621)		194		3,472,047
Financial lease – other network equipment		-		364		-		-		364
Other network equipment
Buildings		110,740		28,812		-		251		139,803
Other assets		395,773		98,945		(9,102)		(445)		485,171
	Q	5,980,065	Q	940,585	Q	(79,637)	Q	-	Q	6,841,013

(a)	Q50,126 correspond to the capitalization of asset retirement obligation cost.

27

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1015
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	Balance at 12-31-2015		Additions (a)		Transfers		Balance at 12-31-2016
Estimated impairment
Generators	Q	-	Q	1,014	Q	-	Q	1,014
Primary network		-		12,721		-		12,721
Towers and civil works		-		118		-		118
Customer Premise Equipment		-		692		-		692
Financial lease – Other network equipment		-		85,969		-		85,969
Generators		-		6,942		-		6,942
Primary network		-		30,421		-		30,421
		-	Q	137,877	Q	-		137,877
Net book value	Q	4,245,129					Q	3,919,547

(a)	During December 2016, a fixed asset impairment analysis was performed in connection with the five-year contract agreement with the Government of Guatemala and management concluded that an impairment amounting to Q137,877 (note 21) was required. At December 31, 2016, the net carrying value considered recoverable, after the impairment, amounted to Q114 million. The recoverable amount of the fixed assets associated with this project has been determined through the calculation of the value in use, using cash flow forecasts based on budgets approved by management, which covered the term of five years. The expectation of income for the projected years was based on surveillance services for private customers, municipalities and the expansion in the small and medium entities customer base. The discount rates after taxes applied to the cash flow forecast was of 14.9%.

28

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1016
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

12.	Intangible assets

A summary of intangible assets and their accumulated depreciation for the year ended on December 31, 2017, is presented as follows:

	Balance at 12-31-2016		Additions (a)		Withdrawals		Transfers		Reclassification between accounts		Balance at 12-31-2017
Cost:
Network programs	Q	1,070,820	Q	144,164	Q	(10)	Q	971	Q	-	Q	1,215,945
Licenses		449,548		-		-		-		-		449,548
Other intangible assets		700		4		-		-		-		704
Irrevocable right of use – IRU		79,978		28,005		-		-		-		107,983
		1,601,046		172,173		(10)		971		-		1,774,180
Accumulated amortization
Network programs
Licenses		748,334		124,531		(10)		-		(25)		872,830
Other intangible assets		270,699		11,139		-		-		(3)		281,835
Irrevocable rights of use – IRU		47		142		-		-		-		189
		35,817		5,536		-		-		-		41,353
Estimated Impairment		1,054,897		141,348		(10)		-		(28)		1,196,207

Network programs		436		11		-		-		-		447
		436	Q	11	Q	-	Q	-	Q	-		447
Net book value	Q	545,713									Q	577,526

(a)	During December 2017, an intangible asset impairment analysis was performed for the five-year contract agreement with the Government of Guatemala and management concluded that an impairment of Q11 (note 21) must be recognized. Intangible assets related with this contract are completely impaired.

29

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1017
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

A summary of intangible assets and their accumulated depreciation for the year ended on December 31, 2016 is presented as follows:

	Balance at 12-31-2015		Additions		Transfers		Balance at 12-31-2016
Cost:
Network programs	Q	846,972	Q	223,836	Q	12	Q	1,070,820
Licenses		415,211		34,349		(12)		449,548
Other intangible assets		-		700		-		700
Irrevocable right of use – IRU		69,467		10,511		-		79,978
		1,331,650		269,396		-		1,601,046

Accumulated amortization
Network programs		653,646		94,688		-		748,334
Licenses		260,239		10,460		-		270,699
Other intangible assets		-		47		-		47
Irrevocable Right of Use – IRU		32,231		3,586		-		35,817
		946,116		108,781		-		1,054,897
Estimated impairment
Network programs		-		436		-		436
		-	Q	436	Q	-		436
Net book value	Q	385,534					Q	545,713

(a)	On December 2016, an intangible asset impairment analysis was performed for the five-year contract agreement with the Government of Guatemala and management concluded that an impairment of Q436 (note 21) must be recognized.

30

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1018
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

13.	Loans

The loan balance is as follows as of December 31:

	2017		2016
In US$
Credit Suisse AG (a)	Q	5,773,225	Q	5,895,731
In Quetzals
Banco Industrial, S.A. (b)		174,320		174,320
Long-term loans payable	Q	5,947,545	Q	6,070,051

(a)	On January 2014, the Company obtained a loan with Credit Suisse AG, Cayman Island Branch. Loan proceeds were funded by a bond issuance by Comcel Trust. The bonds were guaranteed by Comcel and listed in the Luxembourg Stock Exchange.

The maturity of this debt is 10 years at 6.875% fixed annual interest. Interests are payable bi-annually and the principal is payable upon maturity. The debt was used to pay off loans in effect at December 31, 2014, to continue with the capital investments, and for working capital. At December 31, 2017 and 2016, the total debt includes the discount granted when contracted, which is being amortized over the term of the loan.

The loan agreement contains various covenants requiring compliance by the Company. These covenants include certain quantitative limits on future borrowings, periodic financial statement reporting requirement, and other general terms and conditions.

As of December 31, 2017 and the Company was in compliance with the all of the restrictive covenants contained within such agreement.

(b)	Loan contracted in Quetzals on May 4, 2015, for Q174,320 for a term of 120 months. This loan accrues an annual interest rate of 7.20%, which is payable monthly to Banco Industrial, S.A., a banking institution of Guatemala. The principal is due at maturity.

At December 31, 2017 and 2016, the Company complied with every debt commitments.

The bank loan movement is as follows as of December 31:

	2017		2016
Beginning balance	Q	6,070,051	Q	6,147,461
Exchange difference		(122,506)		(77,410)
	Q	5,947,545	Q	6,070,051

A summary of the maturity of the long-term loans payable is as follows:

	2017
At December 31, 2024	Q	5,773,225
At May 4, 2025		174,320
	Q	5,947,545

14.	Accounts payable

	As of December 31
	2017		2016
Local suppliers	Q	318,381	Q	377,256
Foreign suppliers		224,269		371,616
	Q	542,650	Q	748,872

31

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1019
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

The maturity terms for accounts payable extend up to 60 days from the corresponding documents or invoices’ issue dates, are not subject to any discount for early payment and do not generate interest; local suppliers are payable in the functional currency of the financial statements and foreign suppliers, in US$.

15.	Other accounts payable

	As of December 31
	2017		2016
Value added tax	Q	22,892	Q	7,890
Withholding payable		5,643		10,191
Other liabilities		26,772		10,966
	Q	55,307	Q	29,047

The other accounts payable do not generate interests, are not subject to any discount for early payment, do not generate interest, have a normal maturity term of 60 days after the date of the financial position statement and are payable in the functional currency of the financial statements.

16.	Deferred revenue

	As of December 31
	2017		2016
Balances at the beginning of the year	Q	212,132	Q	221,217
Deferred revenue during year		3,602,436		3,537,675
Recognized in profit and loss		(3,566,458)		(3,546,760)
Balance at year end	Q	248,110	Q	212,132

17.	Provisions

The provisions for long-term retirement of assets is integrated as of December 31 follows:

	2017		2016
Balance at beginning of year	Q	235,698	Q	183,390
Addition on new sites		20,337		50,126
Sites write-off		(2,548)		(286)
Interests		5,413		2,468
Balance at end of year	Q	258,900	Q	235,698

The provision for asset retirement is created when the Company signs a lease contract of a property where the cell site will be installed, if the contract specifies that the property has to be returned as it was delivered to the Company.

In determining the fair value of the provision, assumptions and estimates are made in relation to discount rates, the expected cost to dismantle and remove the plant from the site and the expected timing of those costs. The Company estimates that the costs would be realized in 15 years’ time upon the expiration of the lease and calculates the provision using the discounted free cash flows method using a discount rate of 8.43%. If the estimated pre-tax discount rate used in the calculation had been 1% higher than management’s estimate, the carrying amount of the provision would have been Q13,914 lower.

32

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1020
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

18.	Equity

18.1	Issue capital

The capital at December 31, 2017 and 2016 was comprised of 500 common shares with a nominal value of Q50 each, equivalent to Q25,000. These shares are fully subscribed and paid.

18.2	Legal reserve

Upon articles 36 and 37 of the Commerce Code of Guatemala, every corporation must annually separate five per cent (5%) of the net income of each year to conform the legal reserve. This reserve cannot be distributed in any way among the shareholders, until the liquidation of the corporation. However, it can be capitalized when exceeds the fifteen percent (15%) of the capital at the closing of the immediate prior year, without prejudice of continue reserving the annual five per cent (5%) previously mentioned.

18.3	Dividends declared

During the years ended on December 31, 2017 and 2016, the Company declared dividends amounting to Q2,129,103 (including Q 106,455 that were withheld from the shareholders as income tax) and Q2,334,732 (including Q116,737 that were withheld from shareholders as income tax), equivalent to Q4,258 and Q4,669 per share, respectively. From the declared dividends in 2017, Q1,942,560 were compensated with accounts receivable from related parties and Q80,088 paid in cash (in 2016, the total dividends were compensated with accounts receivable from related parties).

18.4	Other components of the equity

18.4.1	Shared-based incentive plan

There are two types of plans applicable to Comcel, sponsored by Millicom International Cellular, S.A., a Deferred Share Plan and a future Performance Share Plan.

These long-term incentives awards consist of a three-year deferred award and a performance share awards plan. All issued shares are shares of Millicom International Cellular S.A. (or MIC SA - one of the final shareholders of the Company), and not of the Company itself, the cost of which is registered as an employee benefit in profit and losses with a credit to an equity reserve.

The fair value of equity-settled shares granted is estimated at the date of the grant using the market prices of MIC shares on that date.

For the deferred share plan, participants are granted shares based on past performance with 16.5% of the shares vesting on January 1 of each year 1 and 2, and the remaining 67% on January 1, of the third year. The vesting is conditional to the participant remaining employed by Comcel at each vesting date.

Under the performance share plan, shares granted vest at the end of the term of three years, subject to performance conditions, 62.5% based on the absolute total shareholder return (TSR) and 37.5% based on actual versus budgeted EBITDA – CAPEX – Changes on the working capital (“Free cash flow”). As the TSR measures a market condition, the fair value of the shares in the performance plan requires adjustments for future market based conditions.

For that, a specific valuation has been made at grant date on the probability of TSR being met (and to which extent) and the expected pay-out based upon leaving conditions.

The free cash flow (FCF) condition is a non-market measure, which has been considered jointly with the estimation of exit and is initially based in a compliance expectation of 100%. The reference share price for 2017 Performance Share Plan is the same price per share as Deferred Share Plan.

33

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1021
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

According to IFRS 2 requirements, during the year ended on December 31, 2017 and 2016, the Company recognized in profit and loss Q3,174 and Q3,353 respectively, related with the compensation to employees based on shares, with a credit to the account “other equity components” as of such dates.

19.	Income tax

The Company is subject to income tax and, thus, annually prepares and submits its corresponding income tax return to the tax authorities. For the fiscal years ended on December 31, 2017 and 2016, the Company adopted the optional simplified tax regime based on gross revenues (Régimen Opcional Simplificado sobre ingresos de actividades lucrativas) for determining their current income tax expense, which is based on a 5% rate on the gross monthly revenues up to Q.30,000 and 7% for gross revenues in excess of said amount. Additionally, computed capital income and capital gains are taxed at the rate of 10%.

The principal components of expense for income tax for the years completed on December 31, 2017 and 2016, are the following:

	December 31
	2017		2016
Current tax
Income tax	Q	487,095	Q	486,461
Deferred income tax
Recognition and reversion of temporary differences		(2,164)		(154)
Income tax reported in the statement of comprehensive income	Q	484,931	Q	486,307

The calculation of current income tax at December 31, 2017 and 2016, calculated using the optional simplified tax regime based on gross revenues, is presented below:

	2017		2016
Revenues	Q	7,101,445	Q	7,165,153
Adjustments to reconcile accounting revenue to tax based revenue:
Sales commissions		(284,890)		(278,843)
Taxable exchange gains		118,893		45,800
All other, net		(7,865)		15,132
Deferred revenue		37,407		(9,472)
Accrued income		(6,495)		11,669
Tax profit of the year		6,958,495		6,949,439
Income tax rate		7%		7%
Current income tax	Q	487,095	Q	486,461

The annual movement of the current income tax liability is presented below:

	2017		2016
Income tax payable at beginning of year	Q	45,265	Q	46,975
Current income tax expense		487,095		486,461
Less income tax paid during year		(478,149)		(488,171)
Income tax payable at end of year	Q	54,211	Q	45,265

34

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1022
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

Income tax returns for the fiscal years ended on December 31, 2014, 2015, 2016 and 2017 might be reviewed by tax authorities. According the Tax Code, the right of the fiscal authorities to revise the income tax returns expires after 4 years counted from the date in which the return was submitted.

The determination of the effective rate was as follows:

	2017		2016
Revenues	Q	7,101,445	Q	7,165,153
Current income tax rate		7%		7%
Subtotal		497,101		501,561
Sales commissions		(19,942)		(19,519)
Taxable exchange gains		8,323		3,206
All other, net		(551)		1,059
Income tax for the year	Q	484,931	Q	486,307

The components of deferred income tax assets and liabilities are shown below:

	Statement of financial position				Income statement
	December 31				Year ended on December 31
	2017		2016		2017		2016
Deferred income tax assets:
Deferred revenue	Q	17,508	Q	14,890	Q	(2,618)	Q	663
Total deferred income tax assets		17,508		14,890		(2,618)		663

Deferred income tax liability:
Laptops revenue		34		77		43		105
Accrued income		5,636		5,139		(497)		712
Total liabilities for deferred income tax		5,670		5,216		(454)		817

Income tax loss (gain)					Q	(2,164)	Q	(154)
Deferred income tax, net	Q	11,838	Q	9,674

The annual movement of the asset for deferred income tax, net is presented below:

	2017		2016
Net deferred income tax asset at the beginning of the year	Q	9,674	Q	9,520
Tax income (expense) recognized in the statement of comprehensive income		2,164		154
Net deferred income tax asset at year end	Q	11,838	Q	9,674

The Company offsets tax assets and liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same tax authority.

At December 31, 2017 and 2016, the Company has no temporary deductible differences, tax losses or credits for which has not recognized a deferred income tax asset in its statement of financial position.

There is no potential consequence for the Company related with the income tax that could affect the declaration or payment of dividends to its shareholders at December 31, 2017 and 2016.

35

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1023
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

20.	Cost of sales

The costs at December 31, are presented below:

	2017		2016
Air time	Q	425,846	Q	420,321
Telephones and accessories		190,846		156,404
Accounts receivable written-off (note 7)		68,673		232,862
Other costs		12,879		11,863
	Q	698,244	Q	821,450

In 2014, the Company subscribed a five-year contract with the Government of Guatemala to provide surveillance video services to the National Police Department. The services included the lease of cameras, connectivity, image storage, monitoring center and analysis. Beginning 1 July, 2016 the Company has ceased to recognize revenue related from this contract, as no collections from this contract has been received. The outstanding receivable with the Government was fully impaired (2016: Q182 million and 2015: Q139 million), and the services were discontinued.

21.	Operating expenses

A summary of the operating expenses is presented below for the year ended December 31:

	2017		2016
Depreciation and amortization (note 11 and 12)	Q	1,077,378	Q	1,049,366
Expenses related to network sites		594,377		604,427
Subsidies		437,237		429,137
Employee benefit expenses (note 21.1)		381,954		407,042
Commissions		357,355		349,044
General expenses		193,018		198,753
External services		139,377		119,743
Impairment of property, plant and equipment and intangible (note 11 and 12)		75,862		138,313
Marketing expenses		28,146		23,701
Rental and leasing		16,385		17,107
Share-based incentive plans (note 18.4.1)		3,174		3,353
	Q	3,304,263	Q	3,339,986

21.1	Employee benefit expenses

A summary of the employee benefit expenses is presented below for the year ended December 31:

	2017		2016
Operation:
Wages and salaries	Q	150,872	Q	160,782
Bonus decree 37-2001		60,349		64,313
Labor benefits		90,523		96,468
		301,744		321,563
Administration:
Wages and salaries		40,105		42,740
Bonus decree 37-2001		16,042		17,096
Employee benefits		24,063		25,643
		80,210		85,479
	Q	381,954	Q	407,042

36

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1024
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

22.	Other expenses

A summary of other expenses is presented below for the year ended December 31:

	2017		2016
Loss on disposal on property, plant and equipment	Q	54,922	Q	4,852
Other expenses		304		358
	Q	55,226	Q	5,210

23.	Financial income and expenses

23.1	Financial incomes

A summary of the financial income is presented below for the year ended December 31:

	2017		2016
Unrealized exchange difference	Q	179,208	Q	106,126
Interest income		92,851		14,533
Realized exchange difference		11,406		8,302
	Q	283,465	Q	128,961

23.2	Financial expenses

A summary of the financial expenses is presented below for the year ended December 31:

	2017		2016
Interest expense	Q	432,988	Q	451,652
Realized exchange difference		37,090		68,628
Unrealized exchange difference		34,631		-
Other financial expenses		37,893		28,878
	Q	542,602	Q	549,158

Commitments, contingencies and litigations

24	Commitments

24.1	Operating leases – The Company as lessee

The Company has subscribed several operating lease contracts as lessee over certain installations used as warehouses, offices and websites. The terms of lease are extended up to five years with renewal at their expiration dates, prior agreement between the interested parties. These contracts do not impose any restriction of use to the Company.

The total of minimum future payments under the concept of leases, derived from the non-voidable operating lease contracts subscribed at December 31, 2017 and 2016 will be satisfied on the following terms:

	2017		2016
One year	Q	263,662	Q	353,561
More than one year and less than five years		1,090,144		1,447,512
More than five years		857,213		321,474
	Q	2,211,021	Q	2,122,547

37

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1025
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

24.2	Contingencies and litigations

At the date of issuance of these financial statements, Management has become aware of the following contingencies and litigations:

•	For the tax periods of 2005 and 2006, the Superintendence of Fiscal Administration initiated a process against Comunicaciones Celulares, S.A. for the omission of the withholding of the income tax to non-domiciled for a total of Q13,093 plus fines and charges. The likelihood of loss according to legal specialists is remote.

•	During the tax period of 2007, the Superintendence of Fiscal Administration initiated a process against Comunicaciones Celulares, S.A., for the omission of the withholding of the income tax to non-domiciled for a total of Q11,930 plus fines and interests. The likelihood of loss according to legal specialists is remote.

•	The Superintendence of Fiscal Administration has considered adjustments to the tax of Fiscal Stamps and Special Sealed Paper for Protocols for the payment of dividends through coupons for Q46,971 plus fines and interests. The likelihood of loss according to legal specialists is remote.

At December 31, 2017 and 2016, the Company has not created a reserve to cover any potential disbursement derived from these litigations, given that it considers that it has enough foundations to obtain a positive result on these procedures and no cash disbursements will be required.

On October 21, 2015, Millicom reported to the law enforcement authorities in the United States and Sweden potential improper payments on behalf the companies of Tigo Guatemala (including Comcel). This matter is being supervised by a Special Committee of the Board of Directors of Millicom (as disclosed on October 21, 2015, Millicom press release), instead of the Company.

On May 4, 2016, Millicom received notification from the Swedish prosecutor that his preliminary investigation was discontinued under jurisdictional grounds. On Tuesday, April 24, 2018, Millicom received a notification from the Department of Justice informing the decision to close this investigation (see note 28).

On July 14, 2017, the International Commission against Impunity in Guatemala (CICIG) offered a press conference to inform that an investigation was being performed over alleged illegal campaign financing, which included a competitor of Comcel. Additionally, CICIG indicated that, in view of the declaration made by the competitor, which contained allegations about administrative proceedings initiated by Comcel against such competitor several years ago, the investigation would include Comcel.

On November 23, 2017, the CICIG, together with the Public Prosecutor of Guatemala, executed a search warrant at Comcel’s offices, located at KM 9.5 Carretera a El Salvador Plaza Tigo, in connection with the investigations above mentioned. The authorities requested the disbursements made by Tigo Companies in Guatemala (including Comcel) during the periods beginning in 2012 through 2017. The Company has complied with the requirement and, at the date of the issuance of these financial statements, no additional requests or notifications have been received by the Company from the aforementioned authorities. These proceedings are in an early state of the investigation and the authorities could request further information to the administration. The case has been declared under reservation by the authorities, therefore Management can only be aware of the updates until the authorities make a new requirement or communication, if any.

38

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1026
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

24.	Financial instruments risk management and objectives

The principal financial liabilities of the Company include accounts payable, accounts payable to related parties, accrued interest and loans. The primary purpose of these financial liabilities is to finance the operations of the Company. The Company’s principal financial assets include, cash, accounts receivable, accounts receivable from related parties and other financial assets.

The principal risks that could have an effect of relative importance over these financial instruments are the market risk, liquidity risk and credit risk. The Company with management support and the Board of Directors, controls and manages these risks.

The Board of Directors revises and agrees the policies for the management of these risks, which are summarized below:

•	Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as consequence of changes of the market prices. The risk of market includes: the risk of interest rate risk, the foreign currency risk and other price risks such as equity price and commodity risk.

Management considers that the Company is exposed to the interest rate risk and the foreign currency risk.

•	Interest rate risk

The interest rate risk is the risk that the fair value of future flows of cash of a financial instrument will fluctuate as consequence of the changes of the rates in the market interest. The exposure of the Company to such risk basically refers to the long-term obligations with variable tax rate.

The Company eliminated the exposure of this market risk when contracting loans at a fixed rate of 6.875% and 7.20%.

•	Exchange rate risk

The exchange rate risk represents the risk that the fair value of the future cash flows of financial instruments will fluctuate as a consequence of changes in the exchange rates of foreign currency. The exposure of the Company to the risk of changes in the foreign exchange rate is related mainly with its operating activities, i.e., when its revenues or expenses are reported in a different currency than the Company’s local currency.

At December 31, 2017 and 2016, the foreign reference exchange rates are established by the Central Bank of Guatemala, based on the market offer and demand. At December 31, 2017 and 2016, the reference exchange rates were of Q 7.34477 and Q 7.52213 per US$1.00, respectively. At August, 14 2018, date in which the management of the Company approved the financial statements, the exchange rate was for Q 7.48051 per US$1.00.

The risk of exchange rate depends on the net financial position in foreign currency at the date of the financial statements. On the next page is a summary of the financial assets and liabilities denominated in foreign currency in US$.

39

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1027
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

	December 31
	2017		2016
Financial assets in foreign currency:
Cash (note 6)	US$	207,311	US$	189,080
Accounts receivable (note 7)		9,464		13,616
Accounts receivable to related parties (note 8)		495,662		456,009
		712,437		658,705
Financial liabilities in foreign currency:
Loans (note 13)		(779,000)		(779,000)
Accounts payable (note 14)		(30,535)		(49,403)
Accounts payable to related parties (note 8)		(5,536)		(5,624)
		(815,071)		(834,027)
Excess of liabilities over financial assets	US$	(102,634)	US$	(175,322)

Sensitivity analysis

The effect of a fair change in the exchange rates of + 0.5% / - 0.5% in 2017 (+ 0.5% / - 0.5% in 2016) over assets and liabilities denominated in foreign currency at December 31, 2017 and 2016, assuming the remaining variations are kept constant, would implicate the recognition of a foreign exchange rate profit or loss of Q 2,420 in 2017 (Q 2,532 in 2016).

Credit risk

Credit risk is the risk arises from the possibility that when completing a credit operation, the counterparty is unable to comply with this obligation, which results in a financial loss for the Company. The Company is exposed to the risk of credit of the operating activities (mainly, accounts receivable, accounts receivable from related parties and other financial instruments) and financial activities, including deposits with banks and financial institutions.

Company’s management does not believe there are significant risks of non-performance by these counterparties. The Company’s management has taken steps to diversify the banks with whom the Company operates and is managing the allocation of deposits across banks so that the Company’s counterparty risk with a given bank stays within limits which have been set based on each bank credit rating to avoid any significant exposure to a specific party.

A large portion of revenues comprises prepaid airtime. For customers for whom telecom services are not prepaid, each entity follows risk control procedures to assess the credit quality of the customer, considering its financial position, past experience and other factors.

Accounts receivable are mainly derived from balances due from other telecom operators or commercial customers. Credit checks are being performed for commercial customers. The Company maintains an allowance for impairment of accounts receivable based upon expected collectability of all accounts receivable.

As the Company has a number of dispersed customers, there is no significant concentration of credit risk with respect to accounts receivable.

The maximum exposure to credit risk at the date of the report is the carrying value for each class of financial asset.

40

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1028
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

Liquidity risk

The liquidity risk is the risk in which an entity finds difficulty to comply with the obligations associated with financial liabilities to be liquidated through the delivery of cash or another financial asset. The Company provides daily follow-up to its liquidity position, maintaining liquid assets higher than liquid liabilities, considering the expiration of its financial assets and completes periodical projections of cash flows with the purpose of opportunely detecting the missing potentials or excesses of cash to support its operations.

The following chart summarizes the maturity of the financial liabilities of the Company:

	Current		From 3 to 12 months		To 7 years		Total
At December 31, 2017:
Current liability
Accounts payable	Q	251,595	Q	291,055	Q	-	Q	542,650
Accounts payable to related parties		-		318,137		-		318,137
Income tax payable		-		54,211		-		54,211
Accrued interests		-		162,707		-		162,707
Other accounts payable		22,892		32,415		-		55,307
Non-current liabilities
Loans		-		-		5,947,545		5,947,545
	Q	274,487	Q	858,525	Q	5,947,545	Q	7,080,557

	Current		From 3 to 12 months		To 8 years		Total
At December 31, 2016:
Current liabilities
Accounts payable	Q	418,752	Q	330,120	Q	-	Q	748,872
Accounts payable to related parties		-		310,010		-		310,010
Income tax payable		-		45,265		-		45,265
Provision for interests		-		166,636		-		166,636
Other accounts payable		7,890		21,157		-		29,047
Non-current liabilities
Loans		-		-		6,070,051		6,070,051
	Q	426,642	Q	873,188	Q	6,070,051	Q	7,369,881

26.	Capital management

The primary objective of the Company’s capital management is to ensure that it maintains a strong credit ratio and healthy capital ratios to support its business and maximize profits.

The Company manages its capital structure and timely requests shareholders for any adjustments to it in light of changes in economic conditions. To maintain or adjust the capital structure, the Company may request shareholders to adjust previously agreed dividends, capital returns, or increase capital contributions if necessary.

27.	Financial instruments – information about fair values

The primary financial instruments of the Company consist of cash and accounts receivable, accounts receivable form related parties, other financial assets, accounts payable, accounts payable from related parties, accrued interest and loans.

41

Confidential treatment requested by the registrant for its submission of this draft registration	MIC-1029
statement pursuant to Securities and Exchange Commission Rule 83

Comunicaciones Celulares, S.A.
Notes to financial statements
December 31, 2017 and 2016

(Expressed in thousands of Quetzals)

The fair value of all financial assets and all financial liabilities except debt and financing approximate their carrying value largely due to the short-term maturities of these instruments. The fair values of other debt and financing have been estimated by the Company’s management based on discounted future cash flows at market interest rates (level 2).

Below is a comparison, by class, of the carrying amount and the fair value the Company’s financial instruments, other than those with a carrying amount that are reasonable approximations of fair values as of December 31:

	Carrying value				Fair value
	2017		2016		2017		2016
Loans	Q	5,947,545	Q	6,070,051	Q	5,906,449	Q	5,641,698

Fair value estimates are made on the date of the financial statements, based on relevant market information and on information related to the financial instruments. These estimates do not reflect any award or discount that could result from maintaining financial instruments as available-for-sale, since none of them are held for that purpose.

The nature of these estimates is subjective and involves uncertain aspects and Management’s judgment, therefore these amounts are not determined with absolute precision. Consequently, should there be changes in the assumptions on which these estimates are based they could differ from the final results.

Fair value hierarchy

The Company uses the following hierarchy to determine and disclose the fair value of financial instruments by valuation technique:

Level 1: Quoted prices (or adjusted) in active markets for identical financial assets and liabilities.

Level 2: Techniques that use different inputs to the quoted prices included in the same, observable for the assets or liabilities, whether directly or indirectly.

Level 3: Techniques that use inputs with significant effect over the reasonable value not based on data of observable market.

28.	Events after the date of the financial position statement

On April 24, 2018, Millicom received notification from the Department of Justice of the United States of America informing the decision to close the investigation related with the potential improper payments on behalf of the Company (see note 24.2).

Except as noted in the preceding paragraph, Management is not aware of any other subsequent events since 31 December 2017 and up to the date these financial statements were available to be issued that might have an impact or might require additional disclosures in the financial statements.

42